SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 0)1

CENTRAL FINANCIAL ACCEPTANCE CORPORATION
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

153470109
-----------------------
(Cusip Number)

2/17/98
------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]  Rule 13d-1(b)
	[ X ]  Rule 13d-1(c)
	[   ]  Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 1 of 10 Pages

CUSIP No. 153470109              13G                     Page 2 of 10 Pages
----------------------------------------------------------------
1.		Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Bay Pond Partners, L.P.
04-3217743
----------------------------------------------------------------
2.		Check the appropriate box if a member of a group*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC use only

----------------------------------------------------------------
4.		Citizenship or place of organization

Delaware

----------------------------------------------------------------
							5.	Sole Voting Power

								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					471,100
	each					-----------------------------
		reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power

								471,100
---------------------------------------------------------------
9.		Aggregate amount beneficially owned by each reporting person

471,100
----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*
													[   ]
----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
6.5 %
----------------------------------------------------------------
12.	Type of reporting person
PN



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 0)1

CENTRAL FINANCIAL ACCEPTANCE CORPORATION
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

153470109
-----------------------
(Cusip Number)

2/17/98
------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]  Rule 13d-1(b)
	[ X ]  Rule 13d-1(c)
	[   ]  Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 3 of 10 Pages

CUSIP No. 153470109              13G                     Page 4 of 10 Pages
----------------------------------------------------------------
1.		Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Wellington Hedge Management, Inc.
04-3215281
----------------------------------------------------------------
2.		Check the appropriate box if a member of a group*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC use only

----------------------------------------------------------------
4.		Citizenship or place of organization

Massachusetts

----------------------------------------------------------------
							5.	Sole Voting Power

								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					471,100
	each					-----------------------------
		reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power

								471,100
---------------------------------------------------------------
9.		Aggregate amount beneficially owned by each reporting person

471,100
----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*
													[   ]
----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
6.5 %
----------------------------------------------------------------
12.	Type of reporting person
CO


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 0)1

CENTRAL FINANCIAL ACCEPTANCE CORPORATION
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

153470109
-----------------------
(Cusip Number)

2/17/98
------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]  Rule 13d-1(b)
	[ X ]  Rule 13d-1(c)
	[   ]  Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 5 of 10 Pages

CUSIP No. 153470109              13G                     Page 6 of 10 Pages
----------------------------------------------------------------
1.		Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Wellington Hedge Management LLC
04-3215301
----------------------------------------------------------------
2.		Check the appropriate box if a member of a group*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC use only

----------------------------------------------------------------
4.		Citizenship or place of organization

Massachusetts

----------------------------------------------------------------
							5.	Sole Voting Power

								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					471,100
	each					-----------------------------
		reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power

								471,100
---------------------------------------------------------------
9.		Aggregate amount beneficially owned by each reporting person

471,100
----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*
													[   ]
----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
6.5 %
----------------------------------------------------------------
12.	Type of reporting person
CO

CUSIP No. 153470109              13G                     Page 7 of 10 Pages

Item 1(a).	Name of Issuer:

CENTRAL FINANCIAL ACCEPTANCE CORPORATION

Item 1(b).	Address of Issuer's Principal Executive Offices:

5480 East Ferguson Drive
Commerce, California  90022

Item 2(a).	Name of Person Filing:

This schedule is filed on behalf of Bay Pond Partners, L.P. ("Bay Pond"), a Delaware limited partnership,
Wellington Hedge Management LLC ("WHML"), a Massachusetts limited liability company which is the sole general partner of Bay Pond, and Wellington Hedge Management,
Inc.("WHMI"), a Massachusetts corporation which is the managing member of WHML.

Item 2(b).	Address of Principal Business Office or, if None,
				Residence:

75 State Street
Boston, MA  02109

Item 2(c).	Citizenship:

See above Item 2(a)

Item 2(d).	Title of Class of Securities:

COMMON STOCK

Item 2(e).	CUSIP Number:

153470109

Item 3.		If this statement is filed pursuant to 240.13d-1(b), or
				13d-2(b) or (c), check whether the person filing is a:

		(a) [   ] Broker or Dealer registered under Section 15 of the Act;

		(b) [   ] Bank as defined in Section 3(a)(6) of the Act;

		(c) [   ] Insurance Company as defined in Section 3(a)(19) of the
				Act;

CUSIP No. 153470109              13G                     Page 8 of 10 Pages

		(d) [   ] Investment Company registered under Section 8 of the
				Investment Company Act of 1940;

		(e) [   ] Investment Adviser in accordance with 240.13d-
				1(b)(1)(ii)(E);

		(f) [   ] An employee benefit plan or endowment fund in accordance
				with 240.13d-1(b)(1)(ii)(F);

		(g) [   ] Parent Holding Company, in accordance with Rule 13d-
				1(b)(1)(ii)(G); see Item 7;

		(h) [   ] A savings association as defined in Section 3(b) of the
				Federal Deposit Insurance Act;

		(i) [   ] A church plan that is excluded from the definition of an
				investment company under section 3(c)(14) of the Investment Company Act of 1940

		(j) [   ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 240.13d-1(c), check this box.[ X ]

Item 4.	Ownership:

	(a)	Amount beneficially owned: Bay Pond, WHML and WHMI each
beneficially own 471,100 shares of the common stock of the Issuer.

	(b)	Percent of Class: 6.5 %

	(c)	Number of shares as to which such persons have:

	  (i) Sole power to vote or to direct the vote			0

		 (ii) Shared power to vote or to direct the vote			471,100

		(iii) Sole power to dispose or to direct
			 the disposition of			0

		 (iv) Shared power to dispose or to direct
			the disposition of		471,100

CUSIP No. 153470109              13G                     Page 9 of 10 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of
securities, check the following [   ].

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.

		Bay Pond, WHML and WHMI each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

		Wellington Management Company, LLP

Item 7.	Identification and Classification of the Subsidiary Which
			Acquired the Security Being Reported on by the Parent Holding
			Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

	Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or 240.13d-1(d).

Item 9.	Notice of Dissolution of Group.

			Not Applicable.

Item 10.	Certification.

(b) The following certification shall be included if the statement is filed pursuant to []240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 153470109              13G                   Page 10 of 10 Pages

								SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Bay Pond Partners, L.P.

By:	Wellington Hedge Management, LLC
	Its General Partner

By:	Wellington Hedge Management, Inc.
	Its Managing Member


	By:	--//Sara Lou Sherman//--
	Name:	Sara Lou Sherman
	Title	Vice President
	Date:	February 27, 1998